EXHIBIT 10.1

EXHIBIT 10.1

Execution Copy

ASSOCIATED BANC-CORP

433 Main Street

Green Bay, Wisconsin 54301

March 4, 2021

Andrew J. Harmening

Dear Andy:

I am pleased to offer you employment with Associated Banc-Corp (the “Company”) pursuant to the terms set forth in this letter agreement (the “Agreement”).

1.The following outlines the general terms of our offer:

Position/Duties:

Your position will be Chief Executive Officer (the “CEO”) of the Company and its subsidiaries (“Associated”).  In your role, you will be responsible for overseeing and directing the operations of the Company, subject to the direction and control of the Board and have such other duties as may be assigned to you by the Board of Directors of the Company (the “Board”) consistent with your title and your role with the Company.  You will be appointed to the Board effective as of your Start Date, discussed below, and the Board will nominate you for re-election each year during your employment with the Company.

Start Date:

We would like you to commence your employment with Associated as soon as possible. You agree to provide your current employer with notice as soon as possible but no later than the next business day after acceptance of this offer, as we understand that you have a 90 day notice obligation.  You agree to ask your current employer for a waiver of the 90 notice period and to request only a customary two week notice and transition period.  As time is of the essence for Associated, you agree to start your employment with Associated on or about May 1 or if later, the first business day after your employment with your current employer ends (the date you begin employment with Associated is your “Start Date”).

Base Salary:

Your annualized base salary (“Base Salary”) for 2021 will be $1,000,000, to be earned and payable in accordance with Associated’s normal payroll cycles.  The Compensation Committee of the Board (the “Compensation Committee”) will review your Base Salary annually and may adjust your Base Salary in future years.

Annual Incentive:

During your employment each year you will be eligible to earn an annual cash incentive, targeted at 150% of your then Base Salary (pro-rated for any partial year of employment). For 2021 you will be guaranteed a minimum bonus of $750,000. Your actual incentive will be calculated and based on the attainment of Associated’s and/or individual performance objectives as established each year under Associated’s Management Incentive Plan.   The Compensation Committee may change your target annual incentive in future years.

Long Term Incentive

You will be eligible for an annual equity grant with a grant date fair value (as determined under GAAP) equal to 250% of your then Base Salary. For 2021 equity grants will be made in the form of time vested restricted stock units (25% of the award, with vesting ratably annually over 4 years) and performance vesting restricted stock units (75% of the award, with vesting over a 3 year performance period). The Compensation Committee may change the mix, weighting, vesting and/or form of awards in the future.

Sign-on Grant

On your Start Date the Company will grant you a restricted stock unit with a value of $7,300,000, less the value of any equity awards in which you vest in 2021 with your current employer (the “Sign-on Grant”).  Your Sign-on Grant will vest 25% on the 30th day after your Start Date and 25% on each of the first, second and third anniversaries of your Start Date.  Except as provided in "Effect of Termination" below, the Sign-on Grant will otherwise have substantially similar terms as those of the Company’s current time vesting restricted stock units.  The number of shares subject to the Sign-on Grant will be determined by dividing $7,300,000 by the average of the closing prices of the Company’s stock for the ten trading days ending immediately prior to your Start Date.

Benefits:

During your employment, you will be eligible for Associated’s then-current employee benefits programs applicable to senior executives of Associated generally (including, 401(k) plan, our Retirement Account Plan, Supplemental Executive Retirement Plan, medical, dental, and vacation or paid time-off policies or programs), subject to all plan terms and eligibility requirements.  Any benefits for which you may be eligible will be more fully described in the applicable plan summaries and related documents. Associated reserves the right to change, discontinue or amend its benefit programs and policies at any time.  Associated will reimburse you for up to $200,000 of reasonable expenses incurred by you in relocating to Green Bay (including moving, temporary housing and other expenses incurred with selling your home in Columbus), and up to $5,000 of legal fees and expenses you may incur in connection with this Agreement.  Such reimbursements will require appropriate documentation under Associated’s expense reimbursement policies.

Effect of Termination:

If your employment is terminated without Cause (as defined below) prior to the second anniversary of your Start Date, then subject to your signing the Company’s standard release of employment claims and your continued compliance with the restrictive covenants set forth below, then (i) the Company will pay you as severance an amount equal to two times your base salary, in substantially equal installments consistent with the Company’s normal payroll cycle over a period of twenty-four months and (ii) you will remain eligible to vest in the Sign-on Grant in accordance with its normal schedule without regard to any continued service requirement.  If you fail to sign the release, revoke the release, violate the release or any of the restrictive covenants, then the Company’s obligation to pay you severance and your right to continue vesting in the Sign-on Grant will end. For this purpose "Cause" means, as determined in good faith by the Board, your: (a) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (b) breach of a fiduciary duty owed to the Company; (c) violation or threatening to violate any other restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, you may become a party to with the Company; (d) unauthorized disclosure or use of confidential information or trade secrets; (e) violation of any lawful policies or rules of the Company, including any applicable code of conduct; (f) commission of criminal activity; (g) failure to reasonably cooperate in any investigation or proceeding concerning the Company; (h) being prohibited or barred from being employed as an executive officer of the Company as a result of a governmental authority or agency; or (i) neglect or misconduct in the performance of your Grantee’s duties and responsibilities, that is not cured within ten (10) days after the Board gives you written notice of such neglect or misconduct.

You will also be eligible for our standard form of Change in Control Agreement at the CEO level (three times level) a copy of which is attached. However, you will be eligible only for severance under this Agreement or the Change in Control Agreement, but not both.  Your employment at Associated is “at will.”  This means that you may resign from Associated at any time for any reason, and Associated has the right to terminate your employment relationship with or without cause at any time.  Neither this Agreement nor any other communication, written or oral, should be construed as a contract of employment for any particular duration.  The terms and conditions of your employment by Associated will be governed by this Agreement, any other agreement to which you and Associated are a party which relates to your employment or interest in Associated or its affiliates, including the Covenant Agreement, and by Associated’s policies and procedures that are adopted by Associated from time to time.

Restrictive Covenants:

As a condition of the receipt of severance under this Agreement, you agree that if your employment is terminated without Cause prior to the second anniversary of your Start Date, then for two years following your termination, you will not, without the consent of the Company:

(a) Compete with Associated by (i) being employed or engaged as a contractor, employee, director, manager, officer, trustee, consultant or advisor or otherwise provide services or advice to or on behalf of or participate in the management or control of, (ii) having an economic or other interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, capital investor, lender or similar capacity (other than equity interests in publicly held companies in which Executive owns less than a 1% voting interest), or (iii) lending your name or reputation to be used in connection with, or otherwise participate in or make available your skill, knowledge or experience to be used in connection with, a business (or division, group, or other portion of a business) which is engaged in, or that competes with, in each case, any aspect of the Business in the Restricted Territory.  For this purpose the “Business” means banking, trust and non-banking services which may be provide by a nationally chartered bank, state regulated bank or any of its subsidiaries and affiliates to retail consumers and businesses and which are provided by the Company in the Restricted Territory.  The “Restricted Territory” means anywhere (A) in the states of Wisconsin, Minnesota, Illinois or (B) within the twenty-five (25)-mile radius of any branch operation location at which Associated is doing Business during the twelve (12) months immediately preceding your termination of employment.

(b) Directly or indirectly (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), either for yourself or on behalf of any other person, firm, corporation or other entity, (i) recruit or otherwise solicit, encourage or induce any employee, client, or customer of Associated (the “Company Parties”) in the Restricted Territory to terminate such person or entity’s employment or other arrangement with the Company Parties, or otherwise to change such person or entity’s relationship with the Company Parties, (ii) hire or offer to employ or retain or offer to retain as a consultant or advisor or in any other capacity (or cause or influence any other person or entity to hire or offer to employ or retain or offer to retain as a consultant or advisor or in any other capacity) any person who is employed by Associated in the Restricted Territory during the twelve (12) months prior to your termination of employment in a manner which would deprive Associated of the services of such person, or (iii) cause or seek to cause any client or customer of the Company Parties in the Restricted Territory to become a client or customer of any business or activity that competes with the Business in the Restricted Territory. This does not apply to general advertising or marketing not specifically directed at any client or customer of the Company Parties or general job postings or solicitations not specifically directed at any employee of the Company Parties.

You also agree that in connection with your employment by Associated you will be provided with, confidential and/or proprietary information developed by or regarding the Associated and/or used in (or useful to) the Business, including, but not limited to, all or any portion of the following:  (i) files, records, data, forms, manuals, reports, letters, memorandum documents and work papers; (ii) strategic planning related matters; (iii) information regarding the abilities and expertise of any Company Party and its advisors; (iv) research, designs and development pertaining to services, operations and the business of any Company Party; (v) strategic data, development plans, business plans, future plans and potential strategies, including, tax and estate planning strategies; (vi) trade secrets, recipes, know-how, computer software (including programs, applications, models and manuals); (vii) tax returns and other filings with federal, state and local tax authorities; and (viii) documents and filings relating to litigation and arbitration matters (“Confidential Information”).  Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by you or your representatives acting at your direction in violation of this Agreement.  You agree that Confidential Information will be used solely in connection with, and in the scope of, your employment by or service with the Company, and will be kept strictly confidential.  You agree not to disclose any Confidential Information to any person or entity in any manner whatsoever, except (A) to the extent that disclosure of such information is required by law (and then, in accordance with the terms of this Agreement), (B) as required in connection with the scope of your employment with Associated, (C) to employees, representatives and advisors of the Company who need to know such information for the purposes of their employment with or representation of Associated.  In the event that you are required by law to disclose any Confidential Information, you agree to provide the Company with prompt written notice of such requirement, to the extent not prohibited by law, and will cooperate with the Company, at the Company’s expense, to obtain an appropriate protective order, minimize the required disclosure and obtain reasonable assurance that the Confidential Information will be accorded confidential treatment.  All Confidential Information is and shall remain the exclusive property of Associated. At the Company’s written request, you will return or destroy all Confidential Information, including, without limitation, all documents and materials, whether in printed or electronic form, that contain Confidential Information (including those prepared by you or for you).  You agree to certify in writing, at the Company’s written request, that you have destroyed all material of any type or format containing or reflecting any Confidential Information, and will not retain any copies, extracts or other reproductions, in whole or in part, of such material except as is required by law. The destruction of any such material shall not relieve you of your confidentiality obligations under this Agreement.  You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation for reporting a suspected violation of law, then you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  For the avoidance of doubt, nothing in this Agreement will be construed to prohibit you from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Federal Reserve, state banking regulators, the Office of the Comptroller of the Currency, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or making other disclosures that are protected under the whistleblower, provisions of federal, state or local law or regulation; provided, however, that you may not disclose Associated’s information that is protected by the attorney-client privilege, except as otherwise required by law.  You do not need the prior authorization of the ComSpany to make any such reports or disclosures, and you are not required to notify the Company that you have made any such reports or disclosures.

To the extent that any of the foregoing covenants are found to be overly broad in any manner so as to make such covenant not enforceable, then you agree that the covenant will be revised modified as necessary in order to render the covenant enforceable.

2.You represent that your acceptance of employment with Associated and the performance of your duties for Associated do not and will not breach or conflict with any agreement with any current or former employer, including an agreement to keep in confidence any proprietary information of another entity acquired by you in confidence or in trust.

3.This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Wisconsin, without reference to the principles of conflicts of law or choice of law of the State of Wisconsin, or any other jurisdiction, and where applicable, the laws of the United States.

4.The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.You agree that the terms set forth in this Agreement represent the final expression of our agreement regarding your employment with Associated and supersede, cancel and annul all prior understandings and agreements, whether written or oral, and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

6.By signing below, you acknowledge and agree to the terms of our offer and the terms this Agreement.

7.This Agreement, the Change in Control Agreement, and the grant agreement reflecting your Sign-On Grant (to be consistent with the provisions of this Agreement), are intended to be the final expression of our agreements with respect to the subject matter hereof and supersede, cancel and annul all prior understandings and agreements, whether written or oral.  To the extent that the terms of the Sign-On Grant agreement are inconsistent with the provisions of this Agreement, this Agreement shall control.

8.This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by .pdf, .jpeg, or other electronic means will be accepted as an original.

Signature page follows.

Please sign and date this Agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely,
ASSOCIATED BANC-CORP, INC. /s/ John Bergstrom By: John Bergstrom Its: Co-Chairman of the Compensation and Benefits Committee of the Board of Directors

Agreed and Accepted:

/s/ Andrew J. Harmening

Andrew J. Harmening

Dated:  March 5, 2021